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                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Anadarko Petroleum Corporation:

We consent to the incorporation by reference in the following registration statements of Anadarko Petroleum Corporation of our report dated January 31, 2002, except as to Note 18, which is as of March 12, 2002, with respect to the consolidated balance sheets of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Anadarko Petroleum Corporation. Our report refers to a change in method of accounting for derivative financial instruments effective January 1, 2001 and a change in method of accounting for foreign crude oil inventories effective January 1, 2000.

(a)  Forms S-8 and S-3, Anadarko Employee Savings Plan (No. 33-8643).

(b) Forms S-8 and S-3, Anadarko Petroleum Corporation 1987 Stock Option Plan (No. 33-22134).

(c) Forms S-8 and S-3, Anadarko Petroleum Corporation 1988 Stock Option Plan for Non-Employee Directors (No. 33-30384).

(d) Form S-8, Anadarko Petroleum Corporation 1993 Stock Incentive Plan (No. 33-54485).

(e) Form S-3, Anadarko Petroleum Corporation Dividend Reinvestment and Stock Purchase Plan (No. 333-65915).

(f) Form S-8, Anadarko Petroleum Corporation 1999 Stock Incentive Plan (No. 333-78303).

(g) Form S-3, Anadarko Petroleum Corporation Registration Statement for $650 million of Zero Yield Puttable Contingent Debt Securities (No. 333-60496).


[KPMG LLP]


Houston, Texas
March 21, 2002